Exhibit 10.28

AMENDMENT NO. 2 TO CONSENT AGREEMENT

AMENDMENT NO. 2, dated as of June 25, 1997 (the “Amendment”) to the CONSENT AGREEMENT (“Consent Agreement”) dated as of April 4, 1997, as amended by Amendment No. 1 thereto (“Amendment No. 1”), dated April 9, 1997 (the Consent Agreement, as so amended, herein called the “Amended Consent”), by and between Bolloré Technologies S.A. and North Atlantic Trading Company, Inc. Unless otherwise defined herein, capitalized terms used in this Amendment shall have the respective meanings ascribed to such terms in the Amended Consent.

WHEREAS, the parties to the Amended Consent desire to amend, clarify and supplement the provisions of the Amended Consent.

NOW, THEREFORE, the parties hereto agree as follows:

1.     As of the date hereof:

a.     Bolloré Technologies C.F. and North Atlantic Operating Company, Inc. (as successor by merger to all rights and obligations of North Atlantic Trading Company, Inc.) are entering into the Restated Amendment to the Distribution Agreements in the form of Exhibit A hereto, which satisfies in full the parties’ obligation to amend the Distribution Agreements as provided in the Amended Consent and supercedes the terms and conditions of the Amended Consent with regard to such required amendment.

b.     The parties are entering into a letter agreement in the form of Exhibit B hereto, which satisfies in full the parties’ obligation to enter into such letter and supercedes in its entirety the terms of Schedule A to the Consent Agreement, as amended by Amendment No. 1.

c.     The parties are entering into the Buyer Trademark Agreement in the form of Exhibit C hereto, which satisfies in full their obligations under Section 7 of the Consent Agreement.

2.     Section 5 of Amendment No. 1 and Exhibit C to Amendment No. 1 are hereby deleted in their entirety and of no further force or effect

3.     This Amendment shall be governed by, and construed and enforced in accordance with, the laws of the State of New York without regard to its conflicts of law rules.

4.     Except as expressly amended hereby, all terms and provisions of the Amended Consent (including the schedules and exhibits thereto) shall remain unchanged and in full force and effect and are hereby ratified and confirmed in all respects by NATC and Bollore.

5.     This Amendment may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

NORTH ATLANTIC TRADING COMPANY, INC.

By:	/s/ Mark R. Graham
Name: Mark R. Graham
Title: Vice President

BOLLORE TECHNOLOGIES S.A.

By:
Name:
Title:

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

NORTH ATLANTIC TRADING COMPANY, INC.

By:
Name:
Title:

BOLLORE TECHNOLOGIES S.A.

By:	/s/ Cédric Bolloré
Name: Cédric Bolloré
Title: Marketing Director Industrial Divisions

EXHIBIT A

RESTATED AMENDMENT, dated as of June 25, 1997 (the “Agreement”) between Bolloré Technologies S.A., a corporation organized under the laws of the Republic of France (“Bolloré”), and North Atlantic Operating Company, Inc., a Delaware corporation (“NAOC”) (as successor by merger to all rights and obligations of North Atlantic Trading Company, Inc.). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Distribution Agreements (defined below).

WHEREAS, the parties hereto are parties to three Amended and Restated Distribution and License Agreements, dated as of November 30,1992, relating to the distribution of Zig Zag cigarette paper booklets in each of the United States (the “U.S. Agreement”), Canada (the “Canadian Agreement”) and Hong Kong and certain other territories (the “Asian Agreement”), as amended by agreements dated January 28,1993, March 31, 1993, June 10, 1996 and September 25, 1996 (collectively, the “Prior Amendments”; and the U.S. Agreement, the Canadian Agreement and the Asian Agreement sometimes collectively referred to as the “Distribution Agreements”); and

WHEREAS, the parties have entered into a Consent Agreement, dated April 4, 1997, as amended by Amendments Nos. 1 and 2, dated April 9, 1997 and June 25, 1997, respectively (collectively, the “Consent Agreement”), which provides that the Distribution Agreements be further amended as provided herein, and this Restated Amendment satisfies the parties’ obligations under the Consent Agreement with regard to amending the Distribution Agreements; and

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WHEREAS, the parties hereto accordingly wish to further amend the Distribution Agreements and supersede and restate the Prior Amendments in their entirety as provided herein;

NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, the parties hereby agree to amend the Distribution Agreements, and restate the Prior Amendments in their entirety, as follows:

1.          Sections 3(c) and 3(d) of each of the Distribution Agreements shall be amended by deleting all references to the date “December 31, 2001” and substituting in lieu thereof the date “December 31, 2004.”

2.          The last sentence of Section 3(b) of each of the U.S. Agreement and the Asian Agreement shall be deleted in its entirety and the following shall be inserted in lieu thereof:

From January 1, 1995 through December 31, 2004, the price set forth on Schedule A shall be adjusted as of the first day of each year by a percentage equal to the percentage increase in the United States Consumer Price Index of the Northeast urban region during the 12 month period ended August 31 of the immediately preceding year. The foregoing percentage increase shall also apply to the amount of the Price Reduction referred to in Schedule A.

3.          The last sentence of Section 3(b) of the Canadian Agreement shall be deleted in its entirety and the following shall be inserted in lieu thereof:

From January 1, 1995 through December 31, 2004, the price set forth on Schedule A shall be adjusted as of the first day of each year by a percentage equal to the percentage increase in the Canadian Consumer Price Index during the 12 month period ended August 31 of the immediately preceding year. The foregoing percentage increase shall also apply to the amount of the Prior Reduction referred to on Schedule A.

4.          Section 3(h) of the U.S. Agreement and Section 3(g) of each of the other Distribution Agreements are hereby deleted in their entirety.

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5.          Section 5 of each of the Distribution Agreements shall be amended to read in its entirety as follows:

5.          Exclusivity and Non-Competition.

(a)         During the Term of this Agreement and for a period of five years after termination of this Agreement:

(i)         Neither the Distributor nor any Sole Parent (as defined below) shall, directly or indirectly, engage to Purchasing Competitive Activities (as defined below), including, but not limited to, owning any debt or Equity Interest (as defined below) in any Purchasing Competitor (as defined below) except for (a) the distribution and sale of products produced by Bolloré, an Alternate Supplier or by or for the benefit of the Distributor as expressly permitted by this Agreement and (b) ownership of no more than 2% of the issued and outstanding capital stock of any class or debt security of a company whose securities are publicly traded on a national securities exchange or a recognized over-the-counter or similar public market.

(ii)        The Distributor’s Affiliates (as defined below) shall not, and the Distributor shall cause its Affiliates not to, directly, or indirectly engage in Investment Competitive Activities (as defined below), including, without limitation, owning any Equity Interest in an Investment Competitor (as defined below) except for the ownership of less than 10% of any class of Equity Interest of a company whose securities are publicly traded on a national securities exchange or a recognized over-the-counter or similar public market and less than 10% of whose assets and revenues are derived from Investment Competitive Activities.

(b)         If any Affiliate of the Distributor violates the terms of Subsection (a)(ii) above solely due to the fact that (i) after the acquisition of an Equity Interest in an Equity (as defined below) that is not an Investment Competitor at the time of such acquisition (A) that Entity becomes or acquires an Investment Competitor, (B) the assets or revenues attributable to Investment Competitive Activities increases to equal or exceed 10% of such Entity’s assets or revenues or (C) such Affiliate’s Equity Interest in that Entity increases to equal or exceed 10% of a class of securities due to any event other than a voluntary purchase of an Equity Interest, including but not limited to, a merger, consolidation or other reorganisation or (ii) in the case only of an Entity which derives less than 10% of its assets and revenues from Investment Competitive Activities, the Entity the Affiliate has invested in is not on a list of Investment Competitors contemplated under Subsection (d) below and the Affiliate did not know and could not have determined with reasonable diligence that such Entity was an Investment Competitor, then the Affiliate shall have a period of 45 days from the date it first becomes aware that it is in violation of Subsection (a)(ii) to cure such violation by divesting itself of all or a portion of its Equity Interest in such Entity as necessary to comply with this Section, after which period, if the Affiliate has not cured the violation, the Distributor shall be deemed to be in default under this Section. Such 45-day cure period shall run concurrently with the cure period granted under Section 6(b)(iv) of the Distribution Agreements, if applicable. As used in this Subsection (b), the term “reasonable diligence” shall mean reviewing periodic reports and other documents filed with the Securities and Exchanged Commission, conducting a Nexis or similar on-line computer search and reviewing corporate summaries compiled by Dun & Bradstreet Corporation; it being understood that an Affiliate will be deemed to know that an Entity is an Investment Competitor if that Entity derives 10% or more of its assets or revenues from Investment Competitive Activities. The provisions of this Subsection (b) shall not apply to any Affiliate which has an Equity Interest in an Entity which is an Investment Competitor if such Affiliate either has the ability to designate a majority of the members of the board of directors of such Entity or any Parent of such Entity or owns a majority Equity Interest in any class of securities of such Entity or any Parent of such Entity.

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(c)        The Distributor acknowledges that there may be no adequate remedy at law, and that money damages may not be an adequate remedy for breach of this Section. Therefore, the Distributor agrees that Bolloré shall have the right, in addition to any other rights it may have under this Agreement (including any termination rights) or otherwise, to injunctive relief and specific performance in the event of the Distributor’s breach of this Section. This remedy (including any termination rights) shall be cumulative and shall in no way limit any other remedy Bolloré may have at law, in equity or under this Agreement.

(d)        The Distributor shall, from time to time upon the request of Bolloré, use its best efforts to make due inquiry of its Affiliates and certify in writing within 15 days after Bolloré request that it and its Sole Parent and, to the best of its knowledge, its other Affiliates are in full compliance with this Section and that no Non-compete Default or Change in Control Default has occurred (as such terms are defined below). The Distributor shall also deliver to Bolloré the certification described in the previous sentence annually simultaneously with its yearly forecast pursuant to Section 3(e) of the Distribution Agreements. In addition, the Distributor shall, except with respect to Public Holders solely to the extent of their Public Securities, notify Bolloré in writing within 30 days after any change in the shareholdings of the Distributor or any Parent of the Distributor of the nature of such change and the identity of any new shareholders and provide Bolloré promptly with such information in connection therewith as Bolloré may reasonably request. The Distributor also shall, except with respect to Public Holders solely to the extent of their Public Securities, within 15 days of any request by Bolloré, confirm to Bolloré the shareholdings (and identity of all shareholders) of the Distributor and any Parent of the Distributor and provide Bolloré with such information in connection therewith as Bolloré may reasonably request Bolloré shall periodically, and reasonably promptly upon request by the Distributor, provide Distributor with a list of those Entitles Bolloré believes to be Investment Competitors at such time. Bolloré shall use its good faith efforts to be as complete as possible in preparing such list, including using its good faith efforts to identify which of such Investment Competitors are public companies or Subsidiaries (as defined below) of public companies. The Distributor shall use its best efforts to distribute such list to its Affiliates, it being understood that delivery of such list from time to time by Bolloré shall not constitute a representation by Bolloré that the Entities on such list are the only Investment Competitors.

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6.          (a) Section 6(b) (ii) of the U.S. Agreement and of the Canadian Agreement shall be amended to add the following proviso at the and of each of such Sections:

; provided, however, that Bolloré shall not have the option to terminate under this Subsection (ii) if the Distributor shall fail to purchase the minimum number of booklets in any calendar year in which an Alternate Supplier is manufacturing and supplying Products or the Distributor is manufacturing Products under to Agreement unless the aggregate number of booklets purchased by the Distributor from the Alternate Supplier and Bolloré (or manufactured by the Distributor for sale within such period) does not meet the minimum number of booklets required to be purchased, except as provided in the last sentence of this paragraph. In any calendar year in which an Alternate Supplier is being used or the Distributor is manufacturing booklets, the Distributor and such Alternate Supplier shall, within 15 days after the end of such calendar year, certify in writing to Bolloré the total number of booklets purchased from such Alternate Supplier and manufactured by the Distributor for sale during such year. In addition to meeting the minimum purchase requirement set forth above, for any portion of a calendar year in which Bolloré is manufacturing and supplying Products for at least the last quarter of such year, the Distributor shall be required to purchase from Bolloré a number of booklets equal to the minimum purchase requirement set forth in this Subsection (ii) for such calender year, reduced pro rata based on the number of months that such Alternate Supplier has been used and/or the Distributor has been manufacturing Products (the “Bolloré Minimum”) and Bolloré shall have the option to terminate if the Distributor fails to purchase such Bolloré Minimum during such portion of the calendar year during which Bolloré supplied Products.

(b)         Section 6(a) of the Asian Agreement is amended to add the following to the end of such Section:

For purposes of calculating whether the Renewal Requirement has been met in any of the three years, if an Alternate Supplier is being used or the Distributor is manufacturing booklets under this Agreement during such year, the number of booklets purchased from such Alternate Supplier or manufactured by the Distributor for sale within the Territory during such year shall be included. In addition, for any portion of a year in which Bolloré is manufacturing and supplying products for at least the last quarter of such year, in order to be deemed to have met the Renewal Requirement for such year, the Distributor shall also required to have purchased from Bollaré a number of booklets equal to the Renewal Requirement for such year, reduced pro rata based on the number of months that such Alternate Supplier has been used and/or the Distributor has been manufacturing products during such year.

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7.          Section 6(b)(ii) of the U.S. Agreement shall be amended to delete the number “15,000,000” from the third line and insert in lieu thereof the number “23,000,000.”

8.          Section 6(c) of each Distribution Agreement shall be deemed to be amended by adding the following to the end of such Section:

Anything contained in this Agreement to the contrary notwithstanding, in the event that Distributor shall fail to pay to Bolloré any installment of the Remainder Payment when due (as defined and provided for in the Consent Agreement), then Bolloré shall have the same rights and remedies pursuant to this Agreement as if Distributor had failed to pay to Bolloré when due the purchase price for any products shipped to Distributor by Bolloré pursuant to this Agreement, except that Distributor shall not have the right to dispute whether such amount is due (unless it has actually paid such amount when due).

9.          Section 11 of the U.S. Agreement and Section 10 of each of the other Distribution Agreements shall be amended to read in their entirety as follows.

(a)          For purposes of this Section and Section 5, the following definitions shall apply:

“Affiliate” shall mean any Entity that (i) is a director or a beneficial or record holder, either directly or indirectly through one or more Subsidiaries, of at least 20% of any class of Equity Interest of the Distributor or any Parent of the Distributor or any spouse of the foregoing, (ii) has the power or right (by contract or otherwise) to appoint at least one member of the Board of Directors of the Distributor or any Parent of the Distributor, (iii) 20% or more of whose Equity Interests of any class are owned, beneficially or of record, either directly or indirectly through one or more Subsidiaries, by the Distributor or any Parent of the Distributor, (iv) the Distributor or any Parent or Subsidiary of the Distributor have the power or right (by contract or otherwise) to designate a majority of the numbers of the Board of Directors (or similar governing body) of that Entity, (v) is an Original Stockholder or (vi) any Entity which is, directly or indirectly through Parents or Subsidiaries, a Parent or Subsidiary of the foregoing. For purposes of this definition, “beneficial” holder shall have the meaning set forth in Rule 13d-3 of the Securities and Exchange Act of 1934. Notwithstanding the foregoing, the following shall not be deemed an Affiliate for purposes of this Agreement: (x) any pledge of the Distributor’s shares pursuant to a pledge agreement between Newco and National Westminster Bank Plc., as agent, in connection with certain loans made to Newco and/or the Distributor with respect to Newco’s acquisition of the Distributor’s capital stock (or refinancings thereof to the extent permitted by this Agreement or any written consent thereunder given by Bolloré), unless and until such pledgee forecloses on such shares or otherwise has the right to vote or dispose of any such shares pursuant to its rights and remedies under the pledge agreement and provided further that the pledges shall be a commercial bank, insurance company or similar financial institution, and (y) a director of the Distributor or a Parent of the Distributor if such director is a designee of the holders of the 12% PIK Preferred Stock described on Exhibit B hereto, appointed upon a default relating to the Preferred Stock in accordance with the terms of such Preferred Stock as of the date hereof and (z) any Public Holder solely by virtue of its holdings of Public Securities.

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“Applicable Percentage” shall mean twenty percent (20%) unless and until Distributor or any Parent of Distributor shall have consummated a registered public offering of any of its Equity Interests pursuant to the Securities Act of 1933, as amended, at which time the term “Applicable Percentage” shall mean fifteen percent (15%).

“Change in Control” shall mean a failure of (i) the Original Stockholder (and any Entity in which the Original Stockholders own not less than 98% of all classes of the outstanding Equity Interests), and their Permitted Transferees to own beneficially, directly or indirectly (and solely control the voting of), in the aggregate, at least 51% of the issued and outstanding capital stock (whether common or preferred) of all classes of the Sole Parent, and retain the ability to designate a majority of the directors of the Sole Parent; or (ii) the Sole Parent to own and solely control the voting of, in the aggregate, 100% of the issued and outstanding capital stock (whether common or preferred) of all classes of the Distributor and retain the ability to designate a majority of the directors of the Distributor.

“Change in Control Default” shall mean any violation of any provision of this Section.

“Competitor” shall mean an Investment Competitor or a Purchasing Competitor, as the content shall indicate.

“Consent Agreement” shall mean the Consent Agreement, dated as of April 4, 1997, between Bolloré and Distributor, as amended.

“Entity” shall mean any person, corporation, partnership or other entity.

“Equity Interest” shall mean the ownership of any class of equity security of an Entity (whether common or preferred and whether voting or non-voting), any security that is convertible into any class of equity security of an Entity (including, but not limited to, any warrant, option, convertible note or contract right to acquire any equity security) or any partnership or other equity ownership interest in an Entity.

“Investment Competitive Activities” shall mean manufacturing, selling, distributing, marketing or otherwise promoting in the Territory cigarette paper booklets.

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“Investment Competitor” shall mean any Entity that, directly or indirectly, manufactures, sells, markets, distributes or otherwise promotes cigarette paper booklets in the Territory; owns, directly or indirectly, 20% or more of in Equity Interest of any class to any other Investment Competitor; or which has the right to appoint a majority of the members of the Board of Directors of an Investment Competitor or its Parent.

“Newco” shall mean North Atlantic Trading Co., Inc, the Sole Parent of the Distributor.

“Non-Compete Default” shall mean any violation by Distributor, any Parent of the Distributor or any other Affiliate of any provision of Section 5.

“Non-Compete Parties” shall mean the Distributor, its Sole Parent and its Affiliates.

“Original Stockholder” shall mean each of the persons listed on Exhibit A hereto.

“Parent” shall mean any Entity which owns directly or indirectly 50% or more of the Equity Interests of any class of any Entity or of another Parent of such Entity and/or has the ability to elect a majority of the directors of the Entity or another Parent of such Entity.

“Permitted Transferee” shall mean any spouse or lineal descendent of an Original Stockholder or any trust or other similar entity (such as a limited liability company) for the sole benefit of any spouse or lineal descendant where the trustees or similar controlling persons consist solely of Original Stockholders or Permitted Transferees or a bank, trust company or attorney-at-law, which is not a Competitor.

“Public Holder” shall mean any owner of a Public Security, but solely to the extent and in the capacity as owner of such Public Security, it being understood that no Public Holder who owns any other Equity Interest will be considered a Public Holder for purposes of such other Equity Interest.

“Public Securities” shall mean the Units, the 12% PIK Preferred Stock, the Warrants and the Warrant Shares described on Exhibit B hereto, solely to the extent outstanding on the date hereof or, in the case of the 12% PIK Preferred Stock issued as pay-in-kind dividends thereon, or, in the case of the Warrant Shares, reserved for issuance as of the date hereof under the terms of the Warrants.

“Purchasing Competitive Activities” shall mean manufacturing, selling, distributing, marketing or otherwise promoting in the Territory cigarette paper or cigarette paper booklets.

“Purchasing Competitor” shall mean any Entity that, directly or indirectly, manufactures, sells markets, distributes or otherwise promotes cigarette paper or cigarette paper booklets in the Territory; owns, directly or indirectly, more than a 20% Equity Interest in any other Purchasing Competitor, or which serves as a director or officer or which has the right to appoint an officer or director to the Board of Directors of a Purchasing Competitor or its Parent, other than the ownership of an Equity Interest in the Distributor, its Subsidiaries, or the Sole Parent.

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“Sole Parent” shall mean any Parent which owns directly or indirectly 100% of all classes of all classes of capital stock of the Distributor or of another Sole Parent of the Distributor; as of the date that this amended definition shall become effective, Newco is the ultimate Sole Parent.

“Subsidiary” shall mean any Entity 50% or more of whose Equity Interests of any class are owned by another Entity or by another Entity together with any Parent or Subsidiary of that Entity and any Subsidiaries of the foregoing.

“Testamentary Transfer” shall mean a transfer of any Equity Interest of any class in the Distributor or a Parent upon the death of the owner thereof by testamentary bequest or other disposition by the estate of such owner.

(b)          The following shall constitute violations of this Section:

(i)          if an any time an Original Stockholder, any Permitted Transferee or any Parent (as the case may be) transfers any Equity Interest of any class in the Distributor or in a Parent of the Distributor to any Entity which at the time of such transfer is a Purchasing Competitor, other than a transfer of such Equity Interest pursuant to a registered public offering of such Equity Interest pursuant to the Securities Act of 1933, as amended, or Rule 144 promulgated thereunder (provided that such public offering is not being effected for the purpose of transferring such Equity Interest to a Purchasing Competitor);

(ii)          if at any time a Purchasing Competitor acquires a total of at least the Applicable Percentage of the outstanding Equity Interests of any class in the Distributor or a Parent of the Distributor (whether from in Original Stockholder, a Permitted Transferee, a Parent or otherwise);

(iii)        if at any time before the third anniversary of the date of this Restated Amendment, there is a Change in Control in either the Distributor or a Parent without the consent of Bolloré, which may be withheld for any reason; provided, however, that if such a Change in Control resulted from a Testamentary Transfer, such Change in Control shall to subject to Bolloré’s consent, which may not be unreasonably withheld or delayed, it being understood that Bolloré’s refusal to consent to a transfer to a Purchasing Competitor shall conclusively be deemed reasonable;

(iv)          if at any time after the third anniversary of the date of this Restated Amendment there is a Change in Control in either the Distributor or a Parent without the consent of Bolloré, which may not be unreasonably withheld or delayed, it being understood that Bolloré’s refusal to consent to a transfer to a Purchasing Competitor shall conclusively be deemed reasonable;

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(v)          if at any time any director of the Distributor or any director of a Parent or a Subsidiary of the Distributor shall be a Competitor or an officer, director or representative of a Competitor.

(c)          In the event of a Change in Control permitted hereunder or otherwise consented to in writing by Bolloré, this provision shall thereafter apply to the new stockholders of the Distributor or any Parent of the Distributor, and such new stockholders shall be deemed to be the Original Stockholders for purposes of this Agreement. It shall be a condition to any transfer of shares to such new stockholders that the Distributor and Bolloré shall enter into an amendment to this Agreement to reflect such new ownership structure as reasonably required by Bolloré.

10.          The paragraph beneath the caption “INITIAL PRICE FOR ALL PRODUCTS” set forth on Schedule A to the U.S. Agreement and on Schedule A to the Asian Agreement shall be deleted in its entirety and the following shall be inserted in lieu thereof:

FF 72.50 per 100 booklets for the first 75,000,000 booklets (“Base Amount”) shipped and paid for within each calendar year; thereafter then shall be a FF 10.00 purchase price reduction (the “Price Reduction”) per 100 booklets in access of the Base Amount shipped and paid for within that calendar year (subject to the annual maximum referred to in (if) below); provided, that for purposes of the foregoing calculations (and the annual maximum referred to in (ii) below), if any booklets are shipped in one calendar year but are paid for in the next subsequent calendar year, then such booklets shall be deemed to have been both shipped and paid for in such subsequent calendar year, provided, further, that for purposes of the foregoing calculations (and the annual maximum referred to in (ii) below), if any booklets are paid for in one calendar year but are shipped in the next calendar year, then such booklets shall be deemed to have been both shipped and paid for in such subsequent calendar year. Notwithstanding the foregoing, (i) no booklets for which the purchase price has been reduced by the Price Reduction shall be entitled to a cash or early payment discount and (ii) commencing with the calendar year ending December 31,1997, and for each calendar year thereafter, the maximum number of booklets which may receive a Price Reduction in any calendar year shall not exceed the difference between (a) 110% of the total number of booklets shipped and paid for in the immediately preceding calendar year and (b) the Base Amount. For example, if during a calendar year, the total number of booklets shipped and paid for aggregate 80,000,000 booklets, the Distributor would be entitled to receive the Price Reduction for the next subsequent calendar year for up to 13,000,000 booklets shipped and paid for within such next subsequent calendar year in excess of the Base Amount. This calculation is based on determining 110% of 80,000,000 booklets (88,000,000 booklets) and subtracting the Base Amount (75,000,000 booklets), yielding 13,000,000 booklets.

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11.          The paragraph beneath the caption “INITIAL PRICE FOR ALL PRODUCTS” set forth on Schedule A to the Canadian Agreement shall be deleted in its entirety and the following shall be inserted in lieu thereof:

FF 101 per 100 booklets for the first 6,500,000 booklets (“Base Amount”) shipped and paid for within each calendar year; thereafter there shall be a FF 10.10 purchase price reduction (the “Price Reduction”) per 100 booklets in excess of the Base Amount shipped and paid for within that calendar year (subject to the annual maximum referred to in (ii) below); provided, that for purposes of the foregoing calculations (and the annual maximum referred to in (ii) below), if any booklets are shipped in one calendar year but are paid for in the next subsequent calendar year, then such booklets shall be deemed to have been both shipped and paid for in such subsequent calendar year; provided, further, that for purposes of the foregoing calculations (and the annual maximum referred to in (ii) below), if any booklets are paid for in one calendar year but arc shipped in the next subsequent calendar year, then such booklets shall be deemed to have been both shipped and paid for in such subsequent calendar year. Notwithstanding the foregoing (i) no booklets for which the purchase price has been reduced by the Price Reduction shall be entitled to a cash or early payment discount and (ii) commencing with the calendar year ending December 31, 1997, and for each calendar year thereafter, the maximum number of booklets which may receive a Price Reduction in any calendar year shall not exceed the difference between (a) 110% of the total number of booklets shipped and paid for in the immediately proceeding calendar year and (b) the Base Amount. For example, if during a calendar year, the total number of booklets shipped and paid for aggregate 8,000,000 booklets, the Distributor would be entitled to receive the Price Reduction for the next subsequent calendar year for up to 2,300,000 booklets shipped and paid for within such next subsequent calendar year in excess of the Base Amount. The calculation is based on determining 110% of 8,000,000 booklets (8,800,000 booklets) and subtracting the Base Amount (6,500,000 booklets), yielding 2,300,000 booklets.

12.          Notwithstanding the amendments set forth in Sections 10 and 11 above, the parties acknowledge that the price for all booklets shipped in 1994 (regardless of when paid) shall be calculated based on the term of the Distribution Agreements in effect prior to this Restated Amendment and that accordingly the Distributor shall not be entitled to any Price Reduction to 1994.

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13.          Each Distribution Agreement shall be amended by adding Exhibits A and B hereto as Exhibits to each such Agreement.

14.          Except as set forth in this Restated Amendment, the Prior Amendments are hereby superseded and terminated, and the terms and provisions of each of the Distribution Agreements, as amended hereby, shall remain in full force and effect.

15.          Each of the parties represents and warrants to the other that this Amendment has been duly authorized by all necessary corporate action and that any consents required by either party in connection with this amendment have been obtained by such party. Please sign in the space below to indicate your agreement with the foregoing.

Very truly yours,

bollorÉ technologies, s.a.

By
Name:
Title:

AGREED TO AND ACCEPTED:
NORTH ATLANTIC OPERATING COMPANY, INC.

By:
Name:
Title:

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Exhibit B to Restated Amendment

1.	Units representing 1,360,000 shares of 12% PIK Preferred Stock with certain warrants to purchase 7% of the common stock, par value $.01 per share, of North Atlantic Trading Company, Inc.(the “Common Stock”).

2.	12% PIK Preferred Stock, which has no voting rights except with respect to (i) the issuance of any class of equity securities which ranks on parity or senior to the Preferred Stock and (ii) an amendment to the Certificate of Incorporation of Trading in a manner that is adverse to the holders of Preferred Stock. In addition, following certain defaults relating to the Preferred Stock, the holders will have the right to elect two additional directors to the Company’s existing board of directors. The holders of Common Stock will continue to have the right to appoint seven (7) directors and, accordingly, control the board. The Preferred Stock has no right to convert into any other form of equity.

3.	Warrants issued to certain persons affiliated with the underwriters which, when exercised, will permit the holders thereof to purchase 3% of the Common Stock.

4.	Upon the exercise of the above-described warrants, the holders thereof shall be issued shares of Common stock (the “Warrant Shares”) which in the aggregate shall not exceed 10% of the Common Stock.

EXHIBIT B

NORTH ATLANTIC OPERATING COMPANY, INC.
257 Park Avenue South
New York, New York

June 25, 1997

BOLLORÉ TECHNOLOGIES, S.A.
31/32 quai de Dion Bouton
32811 Puteux Cedex, France

Gentlemen:

This letter will confirm that, as a material inducement to your consenting to the acquisition (the “Acquisition”) by North Atlantic Operating Company, Inc., a Delaware corporation (“Purchaser”), of all of the issued and outstanding stock of NATC Holdings USA, Inc., a Delaware corporation (“Holdings”), pursuant to the Amended and Restated Distribution and License Agreements between North Atlantic Trading Company, Inc. (“Distributor”) and Bolloré Technologies, S.A. (“Bolloré”) dated as of November 30, 1992 (collectively, the “Agreements”), as amended, relating to the United States, Canada and certain other countries, Purchaser hereby agrees to the following:

1.            Purchaser hereby represents and warrants to Bolloré that as of this date:

(a)           Distributor was merged into its sole stockholder Holdings and Holdings, in turn, was merged into its sole stockholder Purchaser. Purchaser’s sole stockholder is North Atlantic Trading Company, Inc, a Delaware corporation (“Trading”), all of whose capital stock is owned solely by the persons set forth on Exhibit A hereto. Trading also owns directly or indirectly all of the equity interests in National Tobacco Company, L.P., a tobacco manufacturing company, and owns no other businesses. A diagram reflecting the foregoing corporate structure is attached as Exhibit B. Neither Trading nor Purchaser engages in any other business except for its ownership of shares of its respective subsidiaries as set forth above.

(b)          Neither Trading or Purchaser nor any of the persons set forth on Exhibit A hereto, nor any entity controlled by or controlling any of the foregoing, are acting on behalf of or in concert with any person, corporation, partnership or other entity which distributes, markets, sells or promotes cigarette paper or cigarette paper booklets.

(c)          Purchaser is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware.

(d)          Purchaser has the power and authority under applicable laws, its Certificate of Incorporation and By-Laws, and has taken all action necessary, to enter into and perform this agreement.

(e)          This agreement is the legal, valid and binding obligation of the Purchaser, enforceable against Purchaser in accordance with its terms.

(f)          To the knowledge of Purchaser, none of the holders of Parent’s Equity Interests (as such term is defined in the Agreements) or subordinated notes is a Competitor (as such term is defined in the Agreements).

(g)          Trading is capitalized as follows:

(i)	$85 million Senior Secured Term Loan and a $25 million Senior Secured Revolving Credit Facility;

(ii)	$155 million 11% senior notes;

(iii)	$34 million “Units” representing 1,360,000 shares of 12% PIK Preferred Stock (the “Preferred Stock”) with certain warrants to purchase 7% of the common stock, par value $.01, of Trading (“Common Stock”).

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    (h)          The Preferred Stock has no voting rights except with respect to (i) the issuance of any class of equity securities which ranks on parity or senior to the Preferred Stock and (ii) an amendment to the Certificate of Incorporation of Trading in a manner that is adverse to the holders of Preferred Stock. In addition, following certain defaults relating to the Preferred Stock, the holders will have the right to elect two additional directors to the Company’s existing board of directors. The holders of Common Stock will continue to have the right to appoint seven (7) directors and, accordingly, control the board. The Preferred Stock has no right to convert into any other form of equity. The warrants described above, together with warrants issued to certain persons affiliated with the underwriters, when exercised, will permit the holders thereof to purchase not more than 10% of the Common Stock on a fully diluted basis.

2.        The representations, warranties, covenants and agreements of Purchaser under this agreement will survive the execution and delivery of this agreement for the applicable statute of limitations.

3.         This agreement shall be governed by and construed under the internal laws of the State of New York applicable to contracts made and to be performed in the State of New York.

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Please indicate your agreement with the foregoing by signing this letter below.

Very truly your,

NORTH ATLANTIC OPERATING COMPANY, INC.

By:
Name:
Title:

Agreed to and accepted:

BOLLORÉ TECHNOLOGIES, S.A.

By:
Name:
Title:

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